Filed Pursuant to Rule 424(b)(3)

File No. 333-185695

333-185695-01

333-185695-02

333-185695-03

October 2019 Performance Update

Frontier Funds Supplement Dated October 31, 2019 to Prospectus Dated April 29, 2016.

Frontier Funds Class 3

F R O N T I E R F U N D S ’ G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

October performance for the Frontier Funds is detailed below:*

Frontier Funds Class 3	October 31, 2019	October 31, 2019	NAV / Unit
	MTD	YTD

Frontier Diversified Fund-3	-5.61%	-2.51%	$109.81
Frontier Long/Short Commodity Fund-3a	-7.38%	-21.30%	$54.86
Frontier Masters Fund-3	-11.70%	-16.81%	$84.23

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

* The above table sets forth the actual performance of the Fund and Class as of October 31, 2019. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS